UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 14, 2009

Solanex Management Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

 (Exact name of small business issuer as specified in its charter)

0-49632	#98-0361151
(Commission File Number)	(IRS Employer Identification No.)

1500  East Tropicana Avenue, Suite 100

             __Las Vegas Nevada 89119

(Address of principal executive offices and zip Code)

Registrant's telephone number including area code: (702) 932-1576

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective July 14, 2009, Mr. Dave Eckert was elected a Director of the Company. Effective July 14, 2009, the Company accepted the voluntary resignation of Colin Hall from his position as Director of the Company.

Effective July 14, 2009, the Company accepted the voluntary resignation of Colin Hall  as President and Chief Executive Officer, Secretary, Treasurer, and principal financial officer of the Corporation. Effective July 14, 2009, Mr. Dave Eckert has been appointed President and Chief Executive Officer, Secretary, Treasurer, and principal financial officer of the Company. Mr. Eckert, 58, founded Canadian Firelog in 1978 and was President and CEO of the company until its sale, to Duraflame, in 2007. For the past 4 years, Mr. Eckert has also been a Director of Epoch Holdings Ltd., a private Ontario Corporation involved in alternative energy solutions.

Effective August 10, 2009, Mr. Derek Bartlett was elected a Director of the Company. Mr. Bartlett, 70, is a graduate of the University of New Brunswick, with a Bachelors degree in Geology (1962). He also completed several postgraduate courses in economic geology and sedimentology. For the past five years, Mr. Bartlett has served as President of Newportgold Inc. (NWPG.PK). Mr. Bartlett has also served as President of Cadman Resources Inc. (CDNX:CUZ-P.V) since 2007. He is currently a director of the following public companies: Oromin Explorations Ltd. (TSX:OLE), X-CAL Resources Ltd. (TSX:XCL), Saville Resources Inc. (CDNX:SRE.V), and Waseco Resources Inc. (WRI: TSX_V).

There are no family relationships between any of the new directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Solanex Management Inc.
Dated: August 19, 2009	By:	/s/ Dave Eckert
	Name:	Dave Eckert
	Title:	President